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                                                                      EXHIBIT 15

The Board of Trustees of
ProLogis

With respect to the subject registration statement on Form S-8 of ProLogis relating to the ProLogis 1997 Long-Term Incentive Plan, we acknowledge our awareness of the incorporation by reference therein of our report dated May 1, 2002, except to note 11, which is as of May 14, 2002, related to our review of the interim financial information of ProLogis (formerly ProLogis Trust) as of March 31, 2002 and for the three-month period ended March 31, 2002.

Pursuant to Rule 436 (c) under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG LLP

San Diego, California
August 8, 2002